SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         TIENS BIOTECH GROUP (USA), INC.
             (Exact Name of Registrant as Specified in its Charter)

      Delaware                                                    75-2926439
-----------------------                                      -------------------
(State of Incorporation                                       (I.R.S. Employer
   or Organization)                                          Identification No.)

No. 6, Yuanquan Road, Wuqing Industrial Park, Tianjin, China       301700
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices)               (Zip Code)


If   this   Form   relates   to  the        If   this   Form   relates   to  the
registration    of   a   class    of        registration    of   a   class    of
securities pursuant to Section 12(b)        securities pursuant to Section 12(g)
of the Exchange Act and is effective        of the Exchange Act and is effective
pursuant   to  General   Instruction        pursuant   to  General   Instruction
A.(c),  please  check the  following        A.(d),  please  check the  following
box. |X|                                    box. [_]

Securities  Act  registration  statement file number to which this form relates:
None

Securities to be registered pursuant to Section 12(b) of the Act:

----------------------------------------- --------------------------------------

Title of Each Class to be so Registered   Name of Each Exchange on Which Each
                                          Class is to be Registered
----------------------------------------- --------------------------------------

Common Stock, $.001 par value             American Stock Exchange
----------------------------------------- --------------------------------------



Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.  Description of Registrant's Securities to be Registered.

         Our common stock has been accepted for listing on the American Stock Exchange. We are registering shares of our common stock, par value $0.001 per share, pursuant to Section 12(b) of the Exchange Act. Under our Certificate of Incorporation, as amended, we are authorized to issue up to 250,000,000 shares of common stock. Under our By-Laws, each outstanding share of our common stock is entitled to one vote on each matter to be voted on by the stockholders. The vote of holders of a majority of the shares entitled to vote on, and voted for or against, any matter will decide any matter brought before such meeting, unless the matter is one upon which, by express provision of law, our Certificate of Incorporation, as amended, or our By-Laws, a different vote is required, in which case such express provision will govern and control the decision of such proposal. Dividends upon the outstanding shares of common stock, may be declared by our Board of Directors. Dividends may be declared and paid in cash, in property or in shares of our common stock, subject to the provisions of the Delaware General Corporation Law and our Certificate of
Incorporation, as amended. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock.


Item 2.  Exhibits.

The following exhibits are filed as part of this Registration Statement:


3.1      Certificate of Incorporation of MIA Acquisition Corp.(1)

3.2      Bylaws of MIA Acquisition Corp. (1)

3.3 Certificate of Amendment to Certificate of Incorporation of MIA Acquisition Corp. changing the company's name to Strategika (1)

3.4 Certificates of Amendment to the Certificate of Incorporation of Strategika, Inc.*

4.1      Specimen Stock Certificate (1)

--------------
*  Filed herewith

         (1) Incorporated by reference to the exhibit of the same number filed with the Registrant's General Form for Registration of Securities on Form 10SB (File No. 000-49666).

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 TIENS BIOTECH GROUP (USA), INC.



Date: April 20, 2005             By: /s/ Jinyuan Li
                                    --------------------------------------------
                                    Name:  Jinyuan Li
                                    Title: Chief Executive Officer and President